EXHIBIT 10.2.4

***Informal Translation – For Information Purposes Only***

No-Name Products Manufacturing Agreement

Dated 31 August 2005

Between

Samsonite

Samsonite NV

HB Group

Artois Plasturgie SAS

LEXENS

128, Boulevard Haussmann

75008 Paris

The present agreement for manufacture of no name products (the “No Name Products Manufacturing Agreement”) is dated 31 August 2005,

BETWEEN:

1.                  SAMSONITE EUROPE NV, a Belgian company, with a share capital of EUR 3 665 105.76, having its registered office at Westerring 17, in 9700 Oudenaarde (Belgium), registered with the commercial register of Oudenaarde under number 16,079, represented by Mr Marc Matton, duly authorised by the meeting of the board of directors on 18 July 2005

(hereafter referred to as “Samsonite NV”),

2.                  SAMSONITE, a company with limited liability, with a share capital of EUR 720, 000, having its registered office at 27, rue de la Rochefoucauld, 75009 Paris, registered with the commercial register of Paris under number 652 024 159 RCS Paris, represented by Mr. Marc Matton

(hereafter referred to as “Samsonite”),

3.         ARTOIS PLASTURGIE, a company with limited liability, with a share capital of EUR 37,000, having its registered office at 128, Boulevard Hausmann, 75008 Paris, registered with the commercial register of Paris under number 483 173 308 RCS Paris, duly represented by Mr Jean-Jacques Aurel, in his capacity of chairman

(hereafter referred to as the “Company”),

4.         HB GROUP, a Luxembourg company, with a share capital of EUR 31,000, having its registered office at rue de l’Industrie, L-3895 FOETZ (Luxembourg), registered with the commercial register of Luxembourg under number B 109972, represented by Mr Jean-Jacques Aurel, in his capacity of chairman, duly authorised pursuant to a meeting of the board of directors of the company on 26 August 2005

(hereafter referred to as the “Purchaser” or “HB Group”).

Samsonite Europe NV, Samsonite, the Company and the Purchaser are hereinafter collectively referred to as the “Parties”.

WHEREAS:

1.                                      Samsonite was the owner of and operated, on the Site, a business consisting of the manufacturing and production of luggage and plastic products (“produits de plasturgie”) under the name «SIC ».

2.                                      As a result of economic difficulties experienced in the Activities and so as to avoid the hold of the Activities and the closure of the Site, Samsonite has transferred the Activities to the Company, in the framework of a partial contribution of assets. The operation provides for the conclusion of various agreements organising, amongst others the conclusion of an agreement of manufacture of “No Name” Products for its own account and the lending of moulds for such manufacture.

3.                                      The Parties agree hereby on the terms and conditions of the manufacturing of No Name Products and the lending of the moulds that are necessary for the manufacturing of the No Name Products. This No Name Products Manufacturing Agreement is a condition precedent for the take-over operation referred to here above.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 :                DEFINITIONS AND INTERPRETATION

1.1                     DEFINITIONS

Defined terms will have the same meaning as given to them in the Agreement, in the Products Manufacturing Agreement or hereinafter in the present No Name Products Manufacturing Agreement:

No Name Components refers to all components and equipment (wheels, fabrics, handles, locks, labels, packaging, etc.) other than the raw materials used for the manufacture, injection, assembly or the packaging of the No Name Products and which do not contain any seal, sign, name or trademark used by Samsonite NV or an Affiliated Company.

No Name Exterior Components refers to No Name Components attached to the outside of a No Name Product (handle, frame, wheel compartments, etc.), which cannot be replaced by other products existing on the market.

No Name Interior Components refers to No Name Components attached to the inside of a No Name Product (belt, pocket, “dividers”, “clips”, etc.), which can be replaced by other products existing on the market.

Traditional Retailers refers to the shops and stores specialised in the distribution of leather products, luggage and travel products.

No Name Exterior Components Manufacturers means manufacturers of No Name Exterior Components, a list of which is included in annex 2.3, which list can be modified or amended by Samsonite NV.

No Name Interior Components Manufacturers means manufacturers of No Name Interior Components, a list of which is included in annex 2.4, which list can be modified or amended by Samsonite NV.

Department Stores refers to the establishments of retailers that have a section specialised in the sale of luggage or leather goods, with the exclusion of hypermarkets.

Agreement refers to the transfer agreement of the shares of the Company and the subordinated claims relating to the take-over of the Site Hénin-Beaumont executed on 29 July 2005 between the Parties, as amended pursuant to the Appendix.

Industrial Property Rights refers to all industrial or intellectual property rights of Samsonite NV or of the Affiliated Companies, their manufacture, their packaging or all activities connected therewith, notably the Technical Information, patents, protected or protectable trademarks and know-how, trade names, company name, rights of conception, data base, rights of reproduction and implementation for each of the rights enumerated above, as well as the right to dispose of these rights or of similar rights in other countries.

In-Process refers to the goods and products during their formation in the process of the manufacture of the Products.

Technical Information refers to all documents, all information given by Samsonite NV to the Company, including without restriction, instructions with respect to the manufacture, the injection, the labelling, the packaging, the storing, the maintenance and the quality and conformity inspection of the Products communicated or put at the disposal of the Subcontractor by the Principal.

Trademarks refers to the trademarks and the names used for the Products

Spinner Wheels Model refers to the vertical suitcase model (“trolley” type) of which more than two wheels can pivot around a vertical axe.

No Name Component Moulds refers to the moulds, of which the reference is listed in Annex 2.2, temporarily lent to the Company by Samsonite NV to produce the No Name Products on the Site, always in conformity with the authorisation granted to the Company to manufacture No Name Products within the framework of the No Name Product Manufacturing Agreement.

No Name Moulds refers to the moulds, of which the reference is listed in Annex 2.1, temporarily lent to the Company by Samsonite NV to produce and inject the shells of the No Name Products in conformity with the authorisation granted to the Company in the No Name Product Manufacturing Agreement.

Quality level refers to the level of quality of the Products corresponding to the test results and statistics listed in Annex 3.3.

Products has the meaning given to it in the Products Manufacturing Agreement.

No Name Products refers to the leather products and luggage that do not bear any trademark, that are not well-known in the luggage sector, leather products sector, fashion sector, and the sports sector manufactured with the aid of No Name Moulds and/or No Name Mould Components in accordance with the No Name Products Manufacturing Agreement.

Montdidier Site refers to the Montdidier site.

1.2                     INTERPRETATION

In this No Name Products Manufacturing Agreement, unless otherwise provided for:

(i)                                    references to an article are references to an article of this No Name Products Manufacturing Agreement;

(ii)                                references to a provision of the law are references to such provision as applied, modified, coordinated and include any provisions arising therefrom;

(iii)                            references to words mentioned in plural include references to the singular form and vice versa;

(iv)                               references to a person include references to his successors and assignees;

the headings mentioned in this No Name Products Manufacturing Agreement are used for ease of reference and are not to be considered in interpreting this No Name Products Manufacturing Agreement;

Article 2 :                OBJECT

2.1                     Production of No Name Products on own account

In accordance with the terms and conditions of the No Name Products Manufacturing Agreement, Samsonite NV grants to the Company the right to manufacture No Name Products on its own account, on the basis of the shells injected in the model of the No Name Moulds, as well as the right to assemble and utilise the No Name Components for the manufacturing of No Name Products.

2.2                     Maintenance of production of the No Name Products on the Site

With the exception of the “Valise Horizontale 79 cm” model of which the manufacturing, injection, mounting, labelling, packaging and assembling can only take place on the Montdidier Site, Samsonite NV grants the Company a non-exclusive, non-transferable and non-assignable right to manufacture, inject, mount, and assemble the No Name Products on the Site.

The Company can in no event, without the prior written approval of Samsonite NV, subcontract, transfer, or assign, in whatever way, in whole or in part, the fabrication, injection, mounting, labelling, packaging and the assembly of the No Name Products to a Third Party or perform these activities somewhere else other than on the Site (with the exception of the “Valize Horizontal 79 cm” model described above).

The obligations stipulated in the above paragraphs constitute an essential condition of the agreement and engagements of the Principal in relation to this Agreement and the Related Agreements.

2.3                     Supply of Raw Materials and Components for the No Name Products

Subject to the obligations stipulated in the No Name Products Manufacturing Agreement, the Company is solely responsible for and is entirely free to organise the manufacturing of the No Name Products and to obtain raw materials and No Name Components in relation to the manufacturing, injection, mounting, assembling, labelling, conditioning, stocking, delivering and sale of the No Name Products and to organise these operations on the Site (with the exception of the “Valise Horizontale 79 cm” model described above).

2.4                     Supply of certain No Name Components

Samsonite NV undertakes to instruct and authorise the Manufacturers of No Name Exterior Components to sell and supply to the Company No Name Exterior Components, directly and within the terms and conditions negotiated directly between the Company and the Manufacturers of No Name Exterior Components, according to the same service level as the one applying to Samsonite. No margin, commission or remuneration of any kind shall be due or received by Samsonite NV for the authorisation and access that it will grant to the Manufacturers of No Name Exterior Components.

Samsonite NV undertakes to instruct and authorise the Manufacturers of No Name Interior Components to sell and supply to the Company No Name Interior Components, directly and within the terms and conditions negotiated directly between the Company and the Manufacturers of No Name Interior Components. No margin, commission or remuneration of any kind shall be due to or received by Samsonite NV for the authorisation and access that it will grant to the Manufacturers of No Name Interior Components.

Samsonite undertakes to sell and supply to the Company No Name Interior Components, manufactured in its plant at Oudenaarde, on the following conditions:

•                       Samsonite NV shall use its best efforts to satisfy the quantities of No Name Interior Components, taking the own needs of Samsonite into account;

•                       Samsonite NV shall charge and invoice to the Company handling and logistic costs of 3% and a mark up of 30% calculated on the basis of Cost of Sales of the No Name Interior Components;

•                       Samsonite NV and the Company shall agree further on the delivery conditions of the No Name Interior Components.

Article 3 :                THE PLACING OF MOULDS AT DISPOSAL

3.1 Ownership of the No Name Moulds, No Name Component Moulds and other moulds.

The No Name Moulds, No Name Component Moulds and any other moulds that are used for the production or manufacturing of No Name Products are and remain the property of Samsonite NV or the Affiliated Companies. The ownership of these moulds cannot be disconnected from the Industrial Property Rights of Samsonite NV and its Affiliated Companies. The Company undertakes not to contest or affect these property rights in any way.

3.2. Loan of moulds necessary for the manufacturing of the shells of the No Name Products.

Samsonite NV grants to the Company the right to use the No Name Moulds, which it will make available by means of a loan (“prêt à usage”), for the injection of the shells of the No Name Products.

Samsonite NV also grants to the Company the right to use the No Name Moulds, which it will make available by means of a loan (“prêt à usage”), for the fabrication, at the Site, of the No Name Components.

These rights of usage are granted for a minimum duration of at least thirty (36) months and on the condition :

•  that the Company observes its obligations under the No Name Products Manufacturing Agreement, its obligations to keep the Activities at the Site and the strict performance of all requirements in connection with the quality of the Products according to the Products Manufacturing Agreement (including the obligation to order the Raw Materials and Components with the suppliers authorised by Samsonite NV and the obligation to respect the Technical Information), as well as the strict observance of the supply delays according to the Products Manufacturing Agreement,

•  in the event of any violation of the other obligations under the Products Manufactoring Agreement, where a notice to cease the violation has been validly served but not complied with within ten (10) working days from the date of the notice, damages will be due as from the date of the violation.

Samsonite NV undertakes, in the framework of the present No Name Products Manufacturing Agreement, to put No Name Moulds Components at the Company’s disposal that are in the possession of Manufacturers of No Name Exterior Components, as from the moment it ceases to order the No Name Exterior Components with these manufacturers.

This placing disposal will take place at the Site, or at the site of the Manufacturer of No Name Exterior Components or at any other place agreed in writing between the Parties.

Article 4 :                OBLIGATIONS OF THE PARTIES

4.1           Obligations of the Company

The Company repeats the obligations undertaken under the Agreement and declares and guarantees that during the entire duration of the No Name Product Manufacturing Agreement, it:

(i)                                    will not commercialise any No Name Products in the following countries:

1.               until 31 December 2005, in Germany, Belgium, France and Spain;

2.               for the entire duration of the present contract and one (1) year after the end of the present contract: the territories of the United States and Canada;

(ii)                                will not commercialise any No Name Products in the distribution circuits of the Department Stores and the Traditional Retailers;

(iii)                            undertakes not to refer to the trademarks, products or moulds or any company of the Affiliated Companies, nor cause any association between its activities,

products and trademarks and the activities, products and trademarks of the Affiliated Companies;

(iv)                               undertakes and guarantees that its possible wholesalers, agents and retailers that sell the No Name Products will observe the same obligations and will act in the same manner;

(v)                                   will reply immediately to any information request or will cooperate with any audit request from Samsonite NV to verify compliance with all of the obligations of the Company under this paragraph 4.1, including the obligations of its possible wholesalers, agents and retail sellers;

(vi)                               will not transform the No Name Products manufactured on the basis of the « trolley 74 cm » mould to a product or model reproducing or imitating the Spinner Wheels Model. The Company may, however, produce and commercialise No Name Products of the trolley type with 4 wheels of which two are fixed, on condition that the Company respects the Industrial Property Rights of Samsonite NV and the Affiliated Companies;

(vii)                           will use the moulds lent to it by Samsonite NV in an appropriate manner, in accordance with their destination and the rules of art and shall ensure that it keeps them in good condition for use. It is nevertheless specified that, should the moulds that are made available have or include an imprint revealing a Trademark, the Company will have the explicit authority to modify the moulds concerned in order to eliminate the said imprint;

(viii)                       any violation of the above-mentioned commitments and obligations will lead to the loss of the right to use the moulds lent to the Company and the obligation to return them to Samsonite NV or to any Affiliated Company it may appoint, without any delay and without payment of any compensation by Samsonite NV, and without prejudice to the obligation to pay a contractual indemnity of fifteen (15) euros for each product distributed in violation of the said obligations.

4.2           Obligations of Samsonite NV

Samsonite NV reiterates the obligations undertaken under the Agreement and declares and guarantess for the entire duration of the No Name Products Manufacturing Agreement that it:

(i)                                    shall not commercialise the Products that are manufactured from the No Name Moulds in the “hyper” networks in a different way than under its brands “SAMSONITE” or “American Tourister”;

(ii)                                shall give instructions to sub-contractors to whom No Name Exterior Component Moulds have been made available, to supply, without any limitation, the Company with No Name Components, in compliance with the provisions of article 2.4 of the present No Name Products Manufacturing Agreement.

(iii)                            shall supply the Company with No Name Components and other components in compliance with the provisions of article 2.4 of the No Name Products Manufacturing Agreement.

It is further specified that Samsonite NV may request the Company that it manufactures via the No Name Moulds. The products manufactured from these moulds shall be considered to be Products and are to be manufactured, assembled and stocked like any Product under the Products Manufacturing Agreement.

Article 5 :                INDUSTRIAL PROPERTY RIGHTS

5.1                     Samsonite NV grants to the Company, exclusively, a non-exclusive, non-assignable and non-transferable and free right to use the Technical Information for the sole purpose for the Company to produce the No Name Products in compliance with the No Name Products Manufacturing Agreement. To the extent that this right applies to a given No Name Product, the right will automatically end through the partial termination or the non-application of the No Name Products Manufacturing Agreement to this No Name Product. Otherwise, this licence to use will automatically end at the expiry date. At the expiry of this licence for a given No Name Product, the Company will return to Samsonite NV the corresponding Technical Information, without keeping any copy thereof and will destroy all internal documents with respect to or making reference to such Technical Information.

5.2                     Samsonite NV grants to the Company, exclusively, a non-exclusive, non-assignable, non-transferable and free licence to use the patents necessary for the manufacturing of the No Name Products in compliance with the No Name Products Manufacturing Agreement. This licence can be used on the Site, but also on the Montdidier Site in relation to the “Valise Horizontale 79 cm”

5.3                     The licenses and the rights to use the Industrial Property Rights granted by the No Name Products Manufacturing Agreement, for its duration or thereafter, do not grant any property right, right of reproduction, right to register a Trademark or a trademark which is similar or which might cause confusion with this Trademark.

5.4                     The Company will not have any right to apply, use or paste any Trademark, name or logo of Samsonite NV or an Affiliated Company on the No Name Products, in conditions other than those stipulated in the No Name Products Manufacturing Agreement.

Article 6 :                AUTHORISATIONS

The Company undertakes to obtain, keep and maintain all necessary authorisations for the execution of its obligations under the No Name Products Manufacturing Agreement.

Article 7 :                RESPONSIBILITY

7.1            The Company undertakes to bear solely any damages resulting from faults, prejudice, omissions, breaches and violations of the obligations under the No Name Products Manufacturing Agreement committed by its representatives, employees, agents, with the exception of losses, costs, damages, law suits, claims due to the negligence or the fault of Samsonite NV or to one of its representatives, employees or agents.

7.2            Samsonite NV undertakes to bear solely any damages resulting from faults, prejudice, omissions, breaches and violations of the obligations under the No Name Products Manufacturing Agreement committed by its representatives, employees, agents, with the exception of losses, costs, damages, law suits, claims due to the negligence or the fault of the Company or to one of its representatives, employees or agents.

7.3            Each party shall notify the other party in writing and without delay, of claims of Third Parties resulting from the performance of the No Name Products Manufacturing Agreement, and each party shall, at the demand of the other party, grant assistance and reasonable cooperation in solving these disputes.

Article 8 :                INSURANCES

The Company declares that it is insured with an insurance company of first rang (“une compagnie d’assurance de premier rang”) for all damage and all acts for which it might be held responsible, in the framework of the No Name Products Manufacturing Agreement. The Company undertakes to maintain the insurance coverage until the expiry of the time limits of recourse that third parties or Samsonite NV might have in the framework of the No Name Products Manufacturing Agreement.

The Company undertakes to pay all premiums so that Samsonite NV can assert its rights in its capacity as beneficiary. The Company undertakes to communicate one sample of the insurance contracts to Samsonite NV on the first request of the latter.

Article 9 :                CONFIDENTIALITY

Each of the Parties undertake to observe the most strict confidentiality with respect to the No Name Products Manufacturing Agreement, the Technical Information, and other information supplied by Samsonite NV, and to ensure that its staff and agents observe the same obligation.

Each of the Parties undertake to have its personnel, its suppliers and any and all intervening Third Parties, respect the most strict confidentiality regarding the elements of the No Name Products Manufacturing Agreement.

The provisions of article 9 will remain in force after the termination of the present No Name Products Manufacturing Agreement for a duration of ten (10) years.

The confidential nature does not apply to information of which the receiving party already had knowledge prior to the communication thereof, to information obtained by Third Parties through legitimate means and outside of a confidentiality obligation, to information developed independently or to information made public by the party that has communicated the information.

This obligation of confidentiality does not apply in cases where a Party, or an Affiliated Company is obliged or held to communicate any information or document relating to the Agreement or any Related Agreement by any administrative, judicial, legal, regulatory, financial or stock market authority (in particular the NSEC or the NASD).

Similarly, the Parties shall be entitled to communicate with their usual bankers, counsels, accountants, auditors any information or document relating to the Agreement or any Related Agreement, given the fact that these persons are bound by professional confidentiality towards their clients.

Article 10 :         FORCE MAJEURE

If a situation of force majeure exists for more than three (3) months, the No Name Products Manufacturing Agreement will automatically ipso iure and without notice be terminated, unless the Parties agree otherwise.

Expressly considered as cases of force majeure or acts of God are those usually upheld by the case law of French Courts and Tribunals, and more specifically general or partial strikes, inside or outside the company, or lock-outs, under the condition that it prevents the performance of the No Name Products Manufacturing Agreement will be considered as force majeure situations.

Article 11 :         DURATION AND TERMINATION

With respect of what is provided for in the No Name Products Manufacturing Agreement, the present No Name Products Manufacturing Agreement enters into force on the Effective Date and expires on 31 August 2008.

The Parties can agree at any time to prolong this duration or to renew the No Name Products Manufacturing Agreement for a specified period.

Each Party can terminate the No Name Products Manufacturing Agreement before the end of the initial term of the No Name Products Manufacturing Agreement or before the end of the renewal by written notification to the other party:

(a) in the event of the initiation of proceedings for an ad hoc mandate (“ouverture d’une procédure de mandat ad hoc”), for recovery (“redressement”) or for judicial liquidation and if a judicial administrator (“administrateur judiciaire”) is appointed, he will be entitled to terminate the No Name Products Manufacturing Agreement in accordance with the legal provisions with respect to collective procedures;

(b) in the event of voluntary dissolution or liquidation of the other party decided by the Court;

(c) in the event of the other Party committing a breach of its contractual obligations, if the one Party fails to notify a request to the other Party for compensation for this breach within a delay of thirty (30) Working Days from the notification of such breach;

(d) non-performance and/or violation of essential obligations such as articles 2.2 and 4.1 of the present agreement, will entail a termination right with immediate effect.

Article 12 :         CONSEQUENCES OF THE TERMINATION

Immediately after the total or partial termination of the No Name Products Manufacturing Agreement, for whatever reason, the Company shall return the No Name Moulds lent to it within a period of eight (8) Working Days.

Article 13 :         COSTS AND EXPENSES

Samsonite NV and the Company will bear their own respective costs and expenses incurred with a view to preparing the No Name Products Manufacturing Agreement and the realisation of the planned operations under the No Name Products Manufacturing Agreement, including, without being limited thereto, the fees and disbursements of the advisors of accounting experts and possible agents or intermediaries.

Article 14 :         APPLICABLE LAW AND COMPETENT JURISDICTION

All disputes with respect to the conclusion, execution or interpretation that arise as a result of the No Name Products Manufacturing Agreement will be resolved in accordance with French law.

All disputes with respect to the conclusion, execution or interpretation of the No Name Products Manufacturing Agreement will be submitted to the jurisdiction of the Commercial Court of Paris.

Article 15 :         NOTICES

All notices and other communications made or exchanged between the Parties shall be done by registered letter with acknowledgment of receipt or by hand delivered letter and countersigned as acknowledgment of receipt by the addressee or by extrajudicial act to the addresses and persons mentioned hereafter or to any other address or person notified in the forms of the present article.

To Samsonite :

SAMSONITE

Mr Marc Matton

27, rue de la Rochefoucauld

75009 Paris

With a copy to :

Mr Frédéric Boucly

LEXENS

128, Boulevard Haussmann

75008 Paris

To Samsonite NV :

SAMSONITE EUROPE NV

Mr Marc Matton

Westerring 17,

9700 Oudernaarde

Belgium

With a copy to :

Mr Frédéric Boucly

Lexens

128, Boulevard Haussmann

75008 Paris

To the Purchaser :

Mr Jean-Jacques Aurel

HB GROUP

Rue de l’Industrie

L-3895 Foetz

With a copy to :

Fauvet La Giraudière & Associés

Avocats à la Cour

92 avenue d’Iéna

75008 Paris

To the Company :

Mr Jean-Jacques AUREL

at the Company’s seat

With a copy to :

Fauvet La Giraudière & Associés

Avocats à la Cour

92 avenue d’Iéna

75008 Paris

Article 16 :         MISCELLANEOUS

Failure to exercise or delay in the exercise by the beneficiaries of a right or a recourse that is granted to them by the No Name Products Manufacturing Agreement, shall never constitute a waiver of this right or recourse. Likewise, the punctual or partial exercise of any of these rights or recourses will not prevent the later or different exercise of these rights or recourses.

The rights and recourses granted by the present (agreement) are cumulative and come in addition to the other rights and recourses provided by law.

In the event that one or more provisions of the No Name Products Manufacturing Agreement is considered illegal, non-written or inapplicable, the No Name Products Manufacturing Agreement shall be interpreted as if it did not contain the said provisions and the invalidity or the inapplicability of the said provisions shall not affect the validity of the other provisions of the No Name Products Manufacturing Agreement, which will remain valid and fully in force.

Signed in Paris on 31 August 2005

in 4 originals

/s/ Marc Matton	s/s Jean Jacques Aurel
Samsonite Europe NV	Artois Plasturgie

/s/ Marc Matton	s/s Jean Jacques Aurel
Samsonite	HB Group